SECURITIES AND EXCHANGE COMMISSION
                   _______________________________
                                     FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _______________________________

                   AIR EXPRESS INTERNATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                       of incorporation or organization)

                                   36-2074327
                                (I.R.S. Employer
                              Identification No.)

                               120 TOKENEKE ROAD
                           DARIEN, CONNECTICUT  06820
                                (203) 655-7900
              (Address including zip code, and telephone number,
     including area code of registrant's principal executive offices)

                            DANIEL J. MCCAULEY, ESQ.
                 Vice President, General Counsel and Secretary
                   AIR EXPRESS INTERNATIONAL CORPORATION
                              120 Tokeneke Road
                          Darien, Connecticut  06820
                              (203) 665-7900
              (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copy to:
                          KATHERINE P. BURGESON, ESQ.
                             Cummings & Lockwood
                             Four Stamford Plaza
                               107 Elm Street
                       Stamford, Connecticut  06902-3851

 _______________________________________
     Approximate date of commencement of proposed sale to the public: from time to time within two years after the effective date of this Registration
Statement, as determined by market conditions.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                    _______________________________________
                        CALCULATION OF REGISTRATION FEE

 Title of each                                 Proposed             Proposed
 Class of                                       Maximum             Maximum
 Securities to          Amount to be         Offering Price        Aggregate              Amount of
 be Registered          Registered            per share*          Offering Price*      Registration Fee
- ------------------------------------------------------------------------------------------------------
 Common Stock,
 par value $.01
 per share              749,994              $26.125              $19,593,594          $6,757

 * Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices of a share of Common Stock of the Registrant on the Nasdaq National Market for June 21, 1996.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                        (SUBJECT TO COMPLETION)

                               749,994 SHARES

                   AIR EXPRESS INTERNATIONAL CORPORATION

                                COMMON STOCK

                          PAR VALUE $.01 PER SHARE
                   -------------------------------------


          This Prospectus relates to 749,994 shares (the "SHARES") of Common Stock, par value $.01 per share (the "COMMON STOCK"), of Air Express International Corporation, a Delaware corporation (the
 "CORPORATION" or "AEI"), to be offered or sold from time to time for the account of certain shareholders of the Corporation (the "SELLING
 SHAREHOLDERS").

          The Shares covered by this Prospectus were issued by the Corporation in a private placement transaction to certain former shareholders of Lusk Shipping Company, Inc., a Louisiana corporation ("LUSK"), in connection with the Corporation's acquisition of Lusk on April 26, 1996. See "Selling Shareholders" and "Plan of Distribution."

          The Shares may be offered for sale and sold by the Selling Shareholders from time to time on the Nasdaq National Market at prevailing market prices, in privately negotiated transactions at negotiated prices, in a combination of such methods of sale, or otherwise as determined by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Plan of Distribution."

          The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes and brokerage commissions, but the Corporation will bear all other expenses of the Corporation and the Selling Shareholders in connection with the offering made hereunder, including the Corporation's legal and accounting fees connected therewith.

          The Common Stock is included for quotation on the Nasdaq National Market under the symbol "AEIC." The last reported sale price of the Common Stock on the Nasdaq National Market on June 26, 1996 was $27.00 per share.

          The Selling Shareholders and any brokers, dealers, agents or underwriters who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the commissions paid or discounts allowed to any such brokers, dealers, agents or underwriters, in addition to any profits received on resale of the Shares, if any such broker, dealer, agent or underwriter should purchase any Shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June 26, 1996.

                           AVAILABLE INFORMATION

          AEI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information filed by AEI can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          AEI's Common Stock is included for quotation on the Nasdaq National Market under the symbol "AEIC," and AEI's Convertible Subordinated Debentures due 2003 are listed on the American Stock Exchange (the "AMEX"). The Corporation's reports, proxy statements, and other information concerning AEI may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006 and at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

          AEI has filed a Registration Statement on Form S-3 with the Commission in Washington, D.C. in accordance with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Shares subject to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Corporation and the Shares covered herein, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Corporation with the Commission are incorporated into this Prospectus by reference:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on March 30, 1996, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 26, 1996;

          2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          3. The Corporation's definitive Proxy Statement dated May 18, 1996, filed in connection with its Annual Meeting of Stockholders held on June 20, 1996.

         All documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all information that has been incorporated by reference in the registration statement of which this Prospectus is a part (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into any such information). Requests should be directed to: Air Express International Corporation, 120 Tokeneke Road, Darien, Connecticut 06820, Attention: Daniel J. McCauley, Esq., Vice President, General Counsel and Secretary; Telephone number: (203) 655-7900.

                             PROSPECTUS SUMMARY

          The following material is qualified in its entirety by the information appearing elsewhere in this Prospectus or in documents incorporated by reference into this Prospectus.

                                THE OFFERING

 Corporation                          Air Express International Corporation, a
                                      Delaware corporation

 Securities Offered                   749,994 shares of Common Stock, par
                                      value $.01 per share.

 Use of Proceeds                      The Corporation will not receive any of
                                      the proceeds of this offering.

 Shares Outstanding at May 10, 1996   19,360,094

 Nasdaq Symbol                        AEIC

                              THE CORPORATION

          AEI is one of the oldest and largest international airfreight forwarders based in the United States. Through its global network of AEI-operated facilities and agents, AEI consolidates, documents and arranges for transportation of its customers' shipments of heavy cargo throughout the world. During 1995, AEI handled more than 1,774,000 individual airfreight shipments, with an average weight of 519 pounds, to nearly 2,860 cities in more than 182 countries. Since 1985, when its current management assumed control, AEI has focused on the international transportation of heavy cargo and has devoted its resources to expanding and enhancing its global network.

          Although AEI's headquarters are located in the United States, its network is global, serving over 837 cities, including 235 cities in the United States, 185 cities in Europe and 417 cities in Asia, the South Pacific, the Middle East, Africa and Latin America. As of December 31, 1995, this network consisted of 194 AEI-operated facilities, including 55 in the United States and 139 abroad, supplemented at 643 additional locations by agents, a substantial number of whom serve AEI on an exclusive basis. The network is managed by experienced professionals, most of whom are nationals of the countries in which they serve. Approximately 75 percent of AEI's 32 regional and country managers have been employed by AEI for more than ten years.

          The Corporation's principal executive offices are located at 120 Tokeneke Road, Darien, Connecticut 06820 and its telephone number is (203) 655-7900.


                            RECENT DEVELOPMENTS

          ACQUISITION OF LUSK. On April 26, 1996, AEI acquired all of the issued and outstanding shares of capital stock of Lusk. Lusk conducts business primarily as an international air and ocean freight forwarder. Amongst other material assets, Lusk owns Luskcom (TM), a proprietary software enabling Lusk to efficiently track the movements of its customers' freight.

          ACQUISITION OF CARR. On May 18, 1996, AEI acquired substantially all of the assets of John V. Carr & Son, Inc., a Michigan corporation ("CARR"), and its two wholly-owned subsidiaries, Duty Drawback Service, Inc., a Michigan corporation, and John V. Carr & Son, Ltd., an Ontario, Canada corporation. Carr, a provider of comprehensive international trade services to importers and exporters, operated through 37 offices in 88 domestic and foreign ports, and now operates as an integrated part of AEI's wholly owned subsidiary Radix Group International, Inc., a California corporation doing business as AEI-Radix Customs Brokerage Services.

          ACQUISITION OF PROFREIGHT. During the first quarter of 1996, AEI completed the acquisition of Profreight Forwarding (Pty) Ltd. ("PROFREIGHT"). Profreight employed a staff of 180 with offices in four cities. The acquisition of Profreight further expands AEI's ocean freight and customs brokerage capabilities in the fast growing South African marketplace.

          REDEMPTION OF DEBENTURES. On June 7, 1996, AEI announced that it had called for redemption on July 8, 1996 the entire $74,750,000 outstanding principal amount of its 6% Convertible Subordinated Debentures due 2003. The redemption price is $1,042 per $1,000 principal amount of Debentures plus accrued interest from January 15, 1996 to the redemption date of $28.83, for a total redemption payment of $1,070.83 for each $1,000 principal amount of Debentures. Holders of Debentures may convert any or all of their Debentures into shares of Common Stock at a conversion price of $22.71 per share. Based on the conversion price of $22.71, each $1,000 principal amount of Debentures will be convertible into 44.03 shares of the Corporation's Common Stock. Fractional shares will not be issued upon conversion, but the Corporation will pay holders cash in lieu thereof.


                              USE OF PROCEEDS

          The Shares subject to this Prospectus are being offered for the account of the Selling Shareholders. None of the proceeds from the sale of Shares will be received by the Corporation.

                        DESCRIPTION OF CAPITAL STOCK

          AEI is authorized to issue 40,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share (the "PREFERRED STOCK"). At May 10, 1996, 19,360,094 shares of Common Stock were issued and outstanding (net of Common Stock held in Treasury) and no shares of Preferred Stock had been issued. The following description of the capital stock of AEI is qualified in its entirety by reference to AEI's Certificate of Incorporation, as amended, copies of which are on file with the Commission and the AMEX.

          COMMON STOCK. Each holder of Common Stock is entitled to one vote per share. Subject to the rights of the holders of outstanding Preferred Stock, if any, in the event of any liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share ratably in the assets available for distribution after payment of liabilities.
 The holders of Common Stock have equal rights, share for share, to receive dividends when declared by the Board of Directors out of funds legally available therefor. No holder of Common Stock has any preemptive right to subscribe for any securities of the Corporation. The shares of Common Stock do not have cumulative voting rights. The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

          PREFERRED STOCK. The Board of Directors has authority to issue Preferred Stock from time to time without shareholder approval, in one or more series. The Board of Directors is authorized with respect to any series of Preferred Stock to fix the designation, the number of shares, the voting powers, the conditions of the conversion privilege, if any, the terms and conditions of the redemption rights, if any, the rights upon liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up, the dividend rate and whether dividends shall be cumulative, and any other powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series. These terms could adversely affect the interests of the holders of the Common Stock. The authority of the Board of Directors to issue Preferred Stock without further shareholder approval could be exercised in a manner that might have the effect of delaying, deferring, or preventing a change of control of the Corporation.

                              SELLING SHAREHOLDERS

            The following table sets forth, as of June 24, 1996, (i) the name of each Selling Shareholder and any position, office or other material relationship with the Corporation, its predecessors or affiliates, within the past three years, (ii) the number of Shares currently owned by each Selling Shareholder, (iii) the maximum number of Shares to be offered and sold by each Selling Shareholder and (iv) the number of Shares to be owned after the sale assuming the sale of all Shares offered hereby. This information is based on data furnished to the Corporation by or on behalf of the Selling Shareholders.

                                 Shares Presently Owned         Shares to be Offered         Shares to be Owned
          Name                         Owned<F1>                         <F1><F2>               After Sale
- ---------------------            ----------------------         --------------------         ------------------

 Walter C. Flower, III<F3><F4>           285,889                        285,889                     -0-

 Walter C. Flower, II,
 Usufructuary, Walter C.                 56,598                          56,598                     -0-
 Flower, III, Naked Owner<F3><F4><F5>

 Walter C. Flower,                       56,598                          56,598                     -0-
 III, Trustee under
 Agreement dated June 8,
 1982 FBO Walter C.
 Flower, II and Walter C.
 Flower, III<F3><F4><F5>

 John D. Wogan,                           8,160                          8,160                      -0-
 Trustee for Anne S.
 Flower

 John D. Wogan,                           8,160                          8,160                      -0-
 Trustee for Lindsey M.
 Flower

 Noel E. Vargas<F4><F6>                  223,046                        222,709                     337

 Vargas Family Trust                      22,376                         22,376                     -0-
 FBO Clotilde N. Vargas

 Vargas Family Trust                      22,376                         22,376                     -0-
 FBO Noel E. Vargas, II

 Vargas Family Trust                      22,376                         22,376                     -0-
 FBO Eric S. Vargas<F7>

 Vargas Family Trust                      22,376                         22,376                     -0-
 FBO Edward R. Vargas

 Vargas Family Trust                      22,376                         22,376                     -0-
 FBO Noel E. Vargas and
 Noel E. Vargas, Sr.<F4><F6>

    TOTAL:                               750,331                        749,994                     337

 <F1>  The aggregate number of Shares identified in this column as being owned by the Selling Shareholders includes 75,002 Shares (approximately 10% of the Shares) held in escrow pursuant to the terms of the Merger (as hereinafter defined) and such Shares may not be available for sale pursuant to this Prospectus. See "Plan of Distribution."


                                       7




 <F2>  The Selling Shareholders have entered into an agreement with the
       Corporation restricting them from selling the shares to be offered until the Corporation shall have made a public statement publishing the results of at least 30 days of combined operations of the Corporation and Lusk.

 <F3>  Mr. Walter C. Flower, III was a Director and the Secretary of Lusk for
       a period of greater than three (3) years ending April 26, 1996.

 <F4>  Mr. Noel E. Vargas and Mr. Walter C. Flower, III, respectively, will continue to own approximately 1.15% (based on Mr. Vargas' ownership of 223,046 shares of Common Stock) and 1.48% (based on Mr. Flower's ownership of 285,899 shares of Common Stock) of the issued and outstanding Common Stock of the Corporation (based on 19,360,094 shares of the Corporation's Common Stock being issued and outstanding on May 10, 1996) after completion of the offering which is the subject of this Prospectus, assuming neither Mr. Vargas nor Mr. Flower sells any Shares in the offering.

 <F5>  Mr. Walter C. Flower, II was a Director and the Chairman of the Board
       of Lusk for a period of greater than three (3) years ending April 26, 1996.

 <F6>  Mr. Noel E. Vargas is currently a Director of the Corporation and
       President and Chief Executive Officer of Lusk. Prior to April 26, 1996, Mr. Vargas was a Director and the President of Lusk for greater than three (3) years.

 <F7>  Mr. Eric S. Vargas is a Vice President of Lusk.  Prior to April 26,
       1996, Mr. Vargas was a Director and a Vice President of Lusk for greater than three (3) years.


                              PLAN OF DISTRIBUTION


          On April 26, 1996, AEI acquired all of the issued and outstanding shares of common stock of Lusk as a result of the merger of AEIC Acquisition Corporation, a Louisiana corporation wholly owned by AEI, with and into Lusk, with Lusk being the surviving corporation (the "MERGER"). Each of the Selling Shareholders was a former holder of shares of common stock of Lusk at the effective time of the Merger. The Shares subject to this Prospectus were issued by the Corporation to the Selling Shareholders in a private placement transaction pursuant to the terms of the Merger.

          The Shares may be offered for sale and sold from time to time by the Selling Shareholders within two years after the effective date of the registration statement of which this Prospectus is a part. The Selling Shareholders will act independently of the Corporation in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market or otherwise, at prevailing prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.

          The manner in which the Shares may be sold include, without limitation, the following: (a) block trades in which the broker-dealer(s) engaged by the Selling Shareholders will attempt to sell the Shares as agents but may position or resell a portion of the block as principals to facilitate the transaction; (b) purchases by the broker-dealer(s) as principals and resale by such brokers or dealers for their account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) as otherwise determined by the Selling Shareholders. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate.

          In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Corporation and the Selling Shareholders.

          The Selling Shareholders and any brokers, dealers, agents or underwriters who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any such brokers, dealers, agents or underwriters in addition to any profits received on resale of the Shares, if any such broker, dealer, agent or underwriter should purchase any Shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Corporation for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Shareholder.

          AEI will not receive any part of the proceeds from the sale of the Shares. Each of the Selling Shareholders, respectively, will pay all applicable brokerage commissions, stock transfer taxes and the fees of such Selling Shareholder's counsel in connection with the offer and sale of Shares by such Selling Shareholder. AEI will bear all other expenses in connection with the offering and sale of the Shares, including, without limitation, all registration and filing fees, printing, messenger and delivery fees, and legal and accounting fees and expenses. AEI is not obligated to bear and will not bear any fees, costs or expenses relating to the use by any of the Selling Shareholders of an underwriter in connection with the disposition of Shares. AEI has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify AEI and its affiliates against certain liabilities, including certain liabilities under the Securities Act.

          There can be no assurances that the Selling Shareholders will sell any or all of the Shares offered hereunder. The Shares may also be sold pursuant to an available exemption from the registration requirements of the Securities Act, including, without limitation, Rule 144 promulgated thereunder. The sale of Shares by "affiliates" (as defined in Rule 144(a) under the Securities Act) are subject to the volume and manner of sale restrictions set forth in Rule 144.

                                 LEGAL OPINION

          The validity of the issuance of the Shares offered hereby has been passed upon for the Corporation by Cummings & Lockwood, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902-3851.

                                    EXPERTS

          The consolidated balance sheets of AEI and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' investment and cash flow for each of the three years in the period ended December 31, 1995, incorporated into this Prospectus by reference to the Annual Report on Form 10-K of the Corporation for the year ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in the giving of said reports.

          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR
 INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
  CORPORATION, BY THE SELLING SHAREHOLDERS OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. ANY
  MATERIAL CHANGE OCCURRING WITHIN THE PERIOD WHEN DELIVERY OF THIS PROSPECTUS IS REQUIRED WILL BE REFLECTED IN AN AMENDED OR SUPPLEMENTED PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


 Item 14. OTHER EXPENSES OF  ISSUANCE AND DISTRIBUTION

          The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling Shareholders:

          Registration Statement Filing Fee $ 6,725
          Legal Fees and Expenses           $15,000
          Accounting Fees and Expenses      $10,000
          Printing Costs                    $ 1,000
          Miscellaneous                     $ 1,000

          Total                             $33,725


 Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Delaware General Corporation Law (the "GCL") (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation of AEI contains a provision which eliminates directors' personal liability as set forth above.

          The GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

          AEI's Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the GCL for directors, officers and employees of AEI and also to persons who are serving at the request of AEI as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

          For the undertaking with respect to the indemnification, see Item 17.

 Item 16. EXHIBITS

                    EXHIBIT NO. DESCRIPTION OF EXHIBIT

                    (5)       Opinion of Cummings & Lockwood
                    (23)(a)   Consent of Arthur Andersen LLP
                    (23)(b)   Consent of Cummings & Lockwood
                                (Included as Part of Exhibit 5)
                    (24)      Power of Attorney
                                (Included as part of Signature Page to the Registration Statement)

 Item 17. UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling a corporation pursuant to (1) any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or
 (2) provisions of an underwriting agreement whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities under the Securities Act of 1933 and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, or (3) such other means designed to indemnify directors, officers or controlling persons of the registrant for liabilities arising under the Securities Act of 1933, AEI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Darien, State of Connecticut on June 26, 1996.

                        AIR EXPRESS INTERNATIONAL CORPORATION


                        By:  /S/DANIEL J. MCCAULEY
                             ---------------------------
                             Daniel J. McCauley
                             Vice President, Secretary
                             and General Counsel

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel J. McCauley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Form S-3 Registration Statement of Air Express International Corporation and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 26, 1996, by the following persons in the capacities indicated.

    SIGNATURE                         TITLE



                                      Chairman of the Board of Directors
- ---------------------------------
 Hendrik J. Hartong, Jr.

 /S/GUENTER ROHRMANN                  President, Chief Executive Officer and
- ---------------------------------     Director (Principal Executive Officer)
 Guenter Rohrmann

 /S/DENNIS M. DOLAN                   Vice President and Chief Financial
- ---------------------------------     Officer (Principal Financial Officer)
 Dennis M. Dolan

 /S/WALTER L. MCMASTER                Vice President and Controller
- ---------------------------------     (Principal Accounting Officer)
 Walter L. McMaster

 /S/JOHN M. FOWLER                    Director
- ---------------------------------
 John M. Fowler

 /S/DONALD J. KELLER                  Director
- ---------------------------------
 Donald J. Keller

 /S/ANDREW L. LEWIS IV                Director
- ---------------------------------
 Andrew L. Lewis IV

 /S/RICHARD T. NINER                  Director
- ---------------------------------
 Richard T. Niner

 /S/JOHN RADZIWILL                    Director
- ---------------------------------
 John Radziwill

                                      Director
- ---------------------------------
 Noel E. Vargas

                              EXHIBIT INDEX


 NUMBER                     DESCRIPTION                            PAGE

      5                     Opinion of Cummings & Lockwood

    23(a)                   Consent of Arthur Andersen LLP

    23(b)                   Consent of Cummings & Lockwood
                              (Included as part of Exhibit 5)

    24                      Power of Attorney
                            (Included as part of Signature Page
                            to the Registration Statement)